Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES THIRD QUARTER 2011 RESULTS AND

PROVIDES OPERATIONAL UPDATE

43 PERCENT INCREASE IN ADJUSTED EBITDAX OVER PRIOR YEAR QUARTER

OIL AND NGLS REPRESENTED 33 PERCENT OF PRODUCTION AND 58 PERCENT OF PRODUCT REVENUES

EAGLE FORD SHALE RESULTS DRIVING IMPROVED FINANCIAL PERFORMANCE

RADNOR, PA (BusinessWire) November 2, 2011 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended September 30, 2011 and provided an update of 2011 guidance.

Third Quarter 2011 Highlights

Third quarter 2011 results, as compared to third quarter 2010 results, were as follows:

•

Product revenues from the sale of natural gas, crude oil and natural gas liquids (NGLs) of $82.0 million, or $6.86 per thousand cubic feet of natural gas equivalent (Mcfe), an increase of 20 percent as compared to $68.3 million, or $5.15 per Mcfe

•	Oil and NGL revenues of $47.8 million, or 58 percent of product revenues, an increase of 129 percent as compared to $20.9 million, or 31 percent of product revenues

•	Gross operating margin, defined as product revenues less direct cash operating expenses, of $4.72 per Mcfe, an increase of $1.83 per Mcfe, or 63 percent, as compared to $2.89 per Mcfe

•	Operating loss of $9.0 million, a decrease of $44.1 million as compared to a loss of $53.1 million

•	Adjusted EBITDAX, a non-GAAP (generally accepted accounting principles) measure, of $65.7 million, an increase of $19.8 million, or 43 percent, as compared to $45.9 million

•	Net loss of $6.7 million, or $0.15 per diluted share, a decrease of $23.5 million as compared to a loss of $30.2 million, or $0.66 per diluted share

•	Adjusted net loss, a non-GAAP measure, of $6.7 million, or $0.15 per diluted share, a decrease of $7.2 million as compared to a loss of $13.9 million, or $0.31 per diluted share

•

Oil and NGL production of 649 thousand barrels, or 33 percent of total equivalent production, an increase of 63 percent as compared to 399 thousand barrels, or 18 percent of total equivalent production, primarily as a result of our drilling activity in the Eagle Ford Shale

•

Production of 11.9 billion cubic feet of natural gas equivalent (Bcfe), or 129.9 million cubic feet of natural gas equivalent (MMcfe) per day, a decrease of ten percent as compared to 13.3 Bcfe, or 144.3 MMcfe per day, primarily as a result of a 26 percent decrease in natural gas production due to our planned shift away from natural gas drilling since mid-2010, partially offset by the 63 percent increase in oil and NGL production

Definitions of non-GAAP financial measures and reconciliations of these non-GAAP financial measures to GAAP-based measures appear on page nine of this release.

Additional operational highlights included:

•

Eight (6.6 net) Eagle Ford Shale wells have been completed and turned in line since our last report in August 2011, bringing the total to 20 (16.7 net) Eagle Ford Shale wells to date, with an average peak gross production rate of 1,012 barrels of oil equivalent (BOE) per day (BOEPD) per well

•	To date, 17 wells have had a 30-day average gross production rate of 688 BOEPD per well

•	Four rigs are currently drilling the 25th through 28th Eagle Ford Shale wells, with four wells waiting on completion

•

Approximately 2,000 net acres were added to the Eagle Ford Shale play in the third quarter of 2011, bringing total acreage to approximately 17,900 (14,700 net) acres in Gonzales County, Texas with approximately 140 identified well locations

Management Comment

H. Baird Whitehead, President and Chief Executive Officer stated, “Our greatly improved third quarter financial results reflected our transition to and focus on oil drilling opportunities. Oil and liquids production increased 63 percent over the prior year quarter and comprised 33 percent of third quarter production. Oil and liquids revenues increased 129 percent over the prior year period and comprised 58 percent of product revenues, resulting in a 63 percent improvement in our gross operating margin per Mcfe of production. In the fourth quarter of 2011, we expect oil and liquids to comprise approximately 42 to 44 percent of production.

“Our improved third quarter financial results were driven primarily by our oily Eagle Ford Shale play. We are currently operating four rigs in the Eagle Ford Shale and expect to exit 2011 with three rigs drilling in this play. Altogether, our results in the Eagle Ford Shale have been strong, and we continue to review leasing and acquisition opportunities to expand our drilling inventory in this play.”

Third Quarter 2011 Financial and Operational Results

Overview of Financial Results

The $9.0 million operating loss was $44.1 million lower than the $53.1 million loss in the prior year quarter primarily due to a $35.1 million decrease in impairment expense (none in the current year quarter), a $26.9 million increase in oil and liquids revenues, a $4.3 million decrease in total direct operating expenses and a $2.7 million decrease in exploration expense. The effect of these items was partially offset by a $13.3 million decrease in natural gas revenues and a $12.1 million increase in DD&A expense. Oil and NGL revenues were $47.8 million in the third quarter of 2011, 129 percent higher than the $20.9 million in the prior year quarter and 38 percent higher than the $34.7 million in the second quarter of 2011. Oil and NGL revenues were 58 percent of product revenues in the third quarter of 2011, as compared to 31 percent in the prior year quarter and 48 percent in the second quarter of 2011.

Pricing

Our third quarter 2011 realized oil price was $87.03 per barrel, 23 percent higher than the $70.97 per barrel price in the third quarter of 2010 and 12 percent lower than the $98.45 per barrel price in the second quarter of 2011. Our third quarter 2011 realized NGL price was $48.00 per barrel, 35 percent higher than the $35.57 per barrel price in the third quarter of 2010 and eight percent lower than the $52.04 per barrel price in the second quarter of 2011. Our third quarter 2011 realized natural gas price was $4.24 per thousand cubic feet (Mcf), three percent lower than the $4.36 per Mcf price in the third quarter of 2010 and two percent lower than the $4.32 per Mcf price in the second quarter of 2011. Adjusting for oil and gas hedges, our third quarter 2011 effective natural gas price was $4.87 per Mcf and our effective oil price was $88.28 per barrel, or increases of $0.63 per Mcf and $1.25 per barrel over the realized prices.

Production

As shown in the table below, production in the third quarter of 2011 was approximately 11.9 Bcfe, or 129.9 MMcfe per day, a ten percent decrease as compared to 13.3 Bcfe, or 144.3 MMcfe per day, in the prior year quarter and a two percent increase from 11.7 Bcfe, or 128.6 MMcfe per day, in the second quarter of 2011. As a percentage of total equivalent production, oil and NGL volumes were 33 percent in the third quarter of 2011, as compared to 18 percent in the prior year quarter, 24 percent in the second quarter of 2011 and 20 percent in the first quarter of 2011.

	Total and Daily Equivalent Production for the Three Months Ended
Region / Play Type	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011
	(in Bcfe)			(in MMcfe per day)
Texas	4.9	4.0	4.2	53.3	43.7	46.4
Cotton Valley	1.8	1.7	2.1	19.9	18.0	22.7
Haynesville Shale	1.0	2.4	1.2	11.1	25.7	13.1
Eagle Ford / Other(1)	2.1	—	1.0	22.4	—	10.6
Appalachia	2.3	2.7	2.3	24.7	29.4	24.7
Mid-Continent	3.2	4.5	3.5	34.8	48.6	38.8
Granite Wash	2.7	3.5	2.9	29.7	38.1	31.6
Other(2)	0.5	1.0	0.7	5.1	10.5	7.2
Mississippi	1.6	2.1	1.7	17.0	22.6	18.6

Totals	11.9	13.3	11.7	129.9	144.3	128.6

(1)	Initial production from the Eagle Ford Shale commenced in February 2011.
(2)	Includes properties, primarily in the Arkoma Basin, sold in August 2011.

Note - Numbers may not add due to rounding.

The year-over-year production decrease was due to a 2.8 Bcfe, or 26 percent, decrease in natural gas production resulting from our planned shift away from natural gas drilling since mid-2010 and the subsequent natural production declines. The decrease in natural gas production was partially offset by a 1.5 Bcfe, or 63 percent, increase in oil and NGL production primarily associated with our drilling activity in the Eagle Ford Shale and increased NGL volumes from the Granite Wash. The sequential quarterly increase in production was primarily attributable to higher oil and NGL volumes from the Eagle Ford Shale, partially offset by natural gas production declines, the August 2011 sale of Arkoma Basin properties and lower NGL production in the Granite Wash as a result of a fire at a third-party processing plant, which has reduced NGL sales volumes since July 2011.

Operating Expenses

As discussed below, third quarter 2011 total direct operating expenses decreased $4.3 million, or approximately 14 percent, to $25.6 million, or $2.14 per Mcfe produced, as compared to $29.9 million, or $2.25 per Mcfe produced, in the third quarter of 2010 and $28.8 million, or $2.47 per Mcfe produced, in the second quarter of 2011.

•

Lease operating expenses decreased by $0.8 million, or nine percent, to $8.5 million, or $0.71 per Mcfe produced, from $9.3 million, or $0.70 per Mcfe produced, in the prior year quarter due to lower production volumes as well as lower maintenance, compression and workover costs, partially offset by higher environmental, water disposal and employee-related costs. The unit cost increased slightly due to lower production volumes

•

Gathering, processing and transportation expenses decreased by $0.6 million, or 19 percent, to $3.0 million, or $0.25 per Mcfe produced, from $3.6 million, or $0.27 per Mcfe produced, in the prior year quarter resulting from lower production volumes, partially offset by higher processing costs associated with higher NGL production

•

Production and ad valorem taxes decreased 36 percent to $3.4 million, or 4.1 percent of product revenues, from $5.3 million, or 7.8 percent of product revenues, in the prior year quarter resulting primarily from a property tax recovery in Appalachia, as well as lower production volumes

•

General and administrative (G&A) expenses, excluding share-based compensation, decreased by $0.9 million, or eight percent, to $10.8 million, or $0.91 per Mcfe produced, from $11.7 million, or $0.88 per Mcfe produced, in the prior year quarter. This decrease reflects a $1.7 million reduction in recurring G&A expenses resulting from lower employee headcount and lower support costs following our 2010 restructuring actions, partially offset by a $0.8 million increase in restructuring costs following the sale of our Arkoma Basin assets in August 2011. The unit cost increased slightly due to lower production volumes

Exploration expense decreased $2.7 million to approximately $19.3 million in the third quarter of 2011 from $22.0 million in the prior year quarter. The decrease was primarily due to a $9.3 million decrease in dry hole costs and a $1.2 million decrease in geological and geophysical costs, partially offset by $4.8 million of rig-related charges incurred in the third quarter of 2011 in connection with the temporary suspension of our exploratory drilling program in the Marcellus Shale and a $3.1 million increase in amortization of unproved leasehold properties related to significant acquisitions during 2010.

DD&A expense increased by $12.1 million, or 36 percent, to $45.3 million, or $3.80 per Mcfe produced, in the third quarter of 2011 from $33.2 million, or $2.50 per Mcfe produced, in the prior year quarter, primarily due to higher DD&A costs attributable to our Eagle Ford Shale oil wells, which can be typical for this and other oily plays, partially offset by lower production volumes.

Operational Update

Eagle Ford Shale

During the third quarter of 2011, we drilled 10 (8.3 net) operated wells in the Eagle Ford Shale, all of which were successful. We currently have four rigs drilling our 25th through 28th wells, four wells that are waiting on completion (WOC) and 20 (16.7 net) wells that are producing. As shown in the table below, our initial 20 wells in the Eagle Ford Shale have had an average peak gross production rate of 1,012 BOEPD per well (688 BOEPD 30-day average per well for 17 of these wells).(3)

			Cumulative Gross Production(3)		Peak Gross Daily Production Rates(3)		30-Day Average Gross Daily Production Rates(3)
Well Name	Lateral Length	Frac Stages	Equivalent Production	Days On Line	Oil Rate	Equivalent Rate	Oil Rate	Equivalent Rate
	feet		BOE		BOPD	BOEPD	BOPD	BOEPD
Previously Reported On-Line Wells
Gardner #1H	4,792	16	129,946	275	1,084	1,247	732	881
Hawn Holt #1H	4,053	15	73,952	182	759	837	606	668
Hawn Holt #2H	4,476	17	71,524	149	869	986	668	728
Hawn Holt #4H	4,106	14	45,281	179	534	582	357	394
Hawn Holt #6H	4,166	17	46,111	150	670	711	342	370
Hawn Holt #9H	4,453	18	90,538	145	1,652	1,877	1,044	1,153
Hawn Holt #10H	3,913	16	62,836	121	1,080	1,188	771	839
Hawn Holt #3H	3,800	15	41,232	114	607	651	478	522
Hawn Holt #5H	3,950	16	32,735	113	474	528	321	349
Munson Ranch #1H	4,163	17	90,609	104	1,755	1,921	1,207	1,315
Munson Ranch #3H	3,953	16	66,241	103	1,448	1,538	1,007	1,092
Hawn Holt #11H	3,931	16	51,640	99	1,120	1,190	786	860

New On-Line Wells
Hawn Holt #7H	4,345	18	27,960	68	730	798	493	541
Dickson Allen #1H	3,953	15	20,305	67	465	508	358	393
Hawn Holt #12H	3,320	18	33,255	60	1,458	1,495	619	668
Cannonade Ranch #1H	4,403	18	14,361	51	377	403	255	274
Hawn Holt #13H	2,805	11	25,877	47	1,347	1,399	585	650
Hawn Holt #15H	4,153	17	23,388	28	1,191	1,298	—	—
Dickson Allen #2H	3,853	16	9,120	20	552	601	—	—
Hawn Holt #8H	4,203	17	6,383	19	427	492	—	—

Averages	4,040	16			930	1,012	625	688
Maximums	4,792	18			1,755	1,921	1,207	1,315
Minimums	2,805	11			377	403	255	274

Other Wells
Cannonade Ranch #3H	WOC
Gardner #2H	WOC
Munson Ranch #2H	WOC
Schaefer #1H	WOC
Munson Ranch #4H	Drilling
Munson Ranch #6H	Drilling
Rock Creek Ranch #1H	Drilling
Schaefer #2H	Drilling

(3)	Wellhead rates only; the natural gas associated with these wells is yielding approximately 145 barrels of NGLs per million cubic feet (MMcf).

In the third quarter of 2011, we increased our net Eagle Ford Shale leasehold position by approximately 2,000 net acres to 14,700 net acres. Thus far in 2011, we have added 7,300 net acres in Gonzales County for approximately $27 million. We have identified approximately 140 horizontal well locations on our current acreage position of approximately 17,900 gross acres, including the 24 wells that have been drilled. Our full-year 2011 guidance anticipates up to 33 (27.5 net) wells, with up to 12 (10.0 net) wells to be drilled during the fourth quarter of 2011. We continue efforts to expand our Eagle Ford Shale position in Gonzales County and other prospective areas in the play through additional leasing and selective acquisitions.

Granite Wash

During the third quarter of 2011, three (1.1 net) non-operated Granite Wash wells were drilled in the Mid-Continent, of which PVA went non-consent on the completion of one (0.05 net) well. Our full-year 2011 guidance includes up to 20 (8.7 net) wells, with up to four (1.2 net) wells to be drilled during the fourth quarter of 2011.

Capital Expenditures

During the third quarter of 2011, oil and gas capital expenditures were approximately $114 million, as compared to $147 million in the third quarter of 2010 and $105 million in the second quarter of 2011, consisting of:

•	$102 million for drilling and completion activities, including 13 (9.5 net) wells, 12 (9.4 net) of which were successful and one (0.05 net) of which PVA went non-consent on the completion

•	$6 million for seismic, pipeline, gathering and facilities

•	$6 million for leasehold acquisitions and other

Capital Resources and Liquidity, Interest Expense and Impact of Derivatives

As of September 30, 2011, we had total debt with a carrying value of $613 million ($620 million aggregate principal amount), consisting of $293 million of 10.375 percent senior unsecured notes due 2016, $300 million principal amount of 7.25 percent senior unsecured notes due 2019, $5 million principal amount of 4.5 percent convertible senior subordinated notes due 2012 and $15 million of borrowings under our revolving credit facility. Net of cash and equivalents of approximately $4 million, our indebtedness at September 30, 2011 was approximately $609 million, or 38 percent of book capitalization.

In August 2011, we announced an amended and restated senior secured revolving credit facility with a five-year maturity, a $300 million commitment amount and an accordion feature to expand commitment amounts by up to $300 million, with the total commitments not to exceed the borrowing base. The current borrowing base of $380 million, which has been adjusted for the impact of the recent sale of our Arkoma Basin assets and was recently reaffirmed, is subject to redetermination on a semi-annual basis. As of September 30, 2011, our available borrowing capacity under the revolver, as reduced by outstanding borrowings and letters of credit of $16.4 million, was approximately $284 million, which, together with cash and equivalents, comprised financial liquidity of approximately $288 million.

Interest expense increased to $14.2 million in the third quarter of 2011 from $13.2 million in the third quarter of 2010 due to higher average levels of debt outstanding, partially offset by lower effective interest rates.

During the third quarter of 2011, derivatives income was $11.5 million, as compared to derivatives income of $15.1 million in the prior year quarter. Third quarter 2011 cash settlements of derivatives resulted in net cash receipts of $8.5 million, as compared to $6.8 million of net cash receipts in the prior year quarter.

Fourth Quarter 2011 Guidance Update

Fourth quarter 2011 guidance highlights are as follows:

•	Fourth quarter production guidance of 12.2 to 12.7 Bcfe, 32 to 33 percent of which is expected to be crude oil and 10 to 11 percent of which is expected to be NGLs

•

Full-year 2011 production, including fourth quarter guidance, is expected to be 48.0 to 48.5 Bcfe, a decrease of 0.5 to 2.0 Bcfe from previous guidance of 48.5 to 50.5 Bcfe, primarily due to delays in completions in the Eagle Ford Shale and the Granite Wash (non-operated), reduced NGL recoveries in the Granite Wash during the second half of 2011 and delays in initial production by the Marcellus Shale horizontal wells which were drilled earlier in 2011

•	Fourth quarter capital expenditures guidance of $110 to $120 million

•

Full-year 2011 capital expenditures, including fourth quarter guidance, is expected to be $433 to $443 million, an increase of between $63 and $73 million from previous guidance of $360 to $380 million, primarily due to increased drilling, completion and other costs for recent Eagle Ford Shale wells

Please see the Guidance Table included in this release for guidance estimates for full-year 2011. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes.

Third Quarter 2011 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss third quarter 2011 financial and operational results, is scheduled for Thursday, November 3, 2011 at 10:00 a.m. ET. Prepared remarks by H. Baird Whitehead, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-866-630-9986 five to ten minutes before the scheduled start of the conference call (use the passcode 7085147), or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay will be available for two weeks beginning approximately 24 hours after the call. The replay can be accessed by dialing toll free 888-203-1112 (international: 719-457-0820) and using the replay code 7085147. In addition, an on-demand replay of the webcast will also be available for two weeks at our website beginning approximately 24 hours after the webcast.

******

Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of natural gas and oil in various domestic onshore regions including Texas, Appalachia, the Mid-Continent and Mississippi. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, natural gas liquids and oil; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of natural gas, natural gas liquids and oil; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable costs and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; uncertainties related to expected benefits from acquisitions of oil and natural gas properties; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the Securities and Exchange Commission (SEC).

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	$(104,976)	$(104,976)	$(104,976)	$(104,976)
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues
Natural gas	$34,171	$47,476	$113,660	$134,283
Crude oil	37,147	13,396	75,278	38,117
Natural gas liquids (NGLs)	10,676	7,459	33,758	14,987

Total product revenues	81,994	68,331	222,696	187,387
Gain on sales of property and equipment	71	280	523	616
Other	1,288	342	2,335	2,116

Total revenues	83,353	68,953	225,554	190,119
Operating Expenses
Lease operating	8,458	9,256	29,522	27,148
Gathering, processing and transportation	2,952	3,625	11,261	10,165
Production and ad valorem taxes	3,391	5,309	11,289	12,684
General and administrative (excluding share-based compensation) (a)	10,815	11,734	33,312	37,897

Total direct operating expenses	25,616	29,924	85,384	87,894
Share-based compensation (b)	1,820	1,711	5,629	6,400
Exploration	19,303	22,020	68,219	37,590
Depreciation, depletion and amortization	45,345	33,224	113,224	95,358
Impairments (c)	—	35,127	71,071	36,251
Other	300	—	300	465

Total operating expenses	92,384	122,006	343,827	263,958

Operating loss	(9,031)	(53,053)	(118,273)	(73,839)

Other income (expense)
Interest expense	(14,206)	(13,198)	(41,833)	(40,190)
Loss on extinguishment of debt (d)	(1,165)	—	(25,403)	—
Derivatives	11,498	15,113	19,827	44,410
Other	61	342	334	2,105

Loss from continuing operations before income taxes	(12,843)	(50,796)	(165,348)	(67,514)
Income tax benefit	6,125	20,637	60,372	27,024

Loss from continuing operations	(6,718)	(30,159)	(104,976)	(40,490)
Income from discontinued operations, net of tax	—	—	—	33,482
Gain on sale of discontinued operations, net of tax	—	—	—	49,612

Net income (loss)	(6,718)	(30,159)	(104,976)	42,604
Less net income attributable to noncontrolling interests in discontinued operations	—	—	—	(28,090)

Income (loss) attributable to PVA	$(6,718)	$(30,159)	$(104,976)	$14,514

Income (loss) per share attributable to PVA - Basic
Continuing operations	$(0.15)	$(0.66)	$(2.29)	$(0.89)
Discontinued operations	—	—	—	0.12
Gain on sale of discontinued operations	—	—	—	1.09

Net income (loss) attributable to PVA	$(0.15)	$(0.66)	$(2.29)	$0.32

Income (loss) per share attributable to PVA - Diluted
Continuing operations	$(0.15)	$(0.66)	$(2.29)	$(0.89)
Discontinued operations	—	—	—	0.12
Gain on sale of discontinued operations	—	—	—	1.09

Net income (loss) attributable to PVA	$(0.15)	$(0.66)	$(2.29)	$0.32

Weighted average shares outstanding, basic	45,817	45,591	45,758	45,534
Weighted average shares outstanding, diluted	45,817	45,591	45,758	45,733

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Production
Natural gas (MMcf)	8,051	10,890	26,646	28,590
Crude oil (MBbls)	427	189	833	522
NGLs (MBbls)	222	210	695	395
Total natural gas, crude oil and NGL production (MMcfe)	11,947	13,280	35,817	34,093

Prices
Natural gas ($ per Mcf)	$4.24	$4.36	$4.27	$4.70
Crude oil ($ per Bbl)	$87.03	$70.97	$90.33	$72.96
NGLs ($ per Bbl)	$48.00	$35.57	$48.56	$37.96

Prices - Adjusted for derivative settlements
Natural gas ($ per Mcf)	$4.87	$5.05	$4.88	$5.59
Crude oil ($ per Bbl)	$88.28	$70.62	$90.55	$72.64
NGLs ($ per Bbl)	$48.00	$35.57	$48.56	$37.96

(a)	Includes restructuring costs of approximately $1.5 million and $1.6 million for the three month periods and $0.8 million and $6.4 million for the nine month periods ended September 30, 2011 and 2010, respectively.
(b)	Our share-based compensation expense includes our stock option expense and the amortization of common stock, deferred stock, restricted stock and restricted stock unit awards related to employee and director compensation.
(c)	Impairment of $71.1 million in the nine months ended September 30, 2011 relates to non-core, primarily Arkoma Basin properties sold in August 2011.
(d)	Attributable primarily to the repurchase in April 2011 of approximately 98% of our 4.5% Convertible Senior Subordinated Notes due 2012.

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	As of
	September 30,	December 31,
	2011	2010
Assets
Current assets	$101,855	$214,340
Net property and equipment	1,752,261	1,705,584
Other assets	22,891	24,676

Total assets	$1,877,007	$1,944,600

Liabilities and shareholders’ equity
Current liabilities	$104,922	$106,994
Revolving credit facility	15,000	—
Senior notes due 2016	293,281	292,487
Senior notes due 2019	300,000	—
Convertible notes due 2012	4,702	214,049
Other liabilities and deferred income taxes	284,739	350,794
Total shareholders’ equity	874,363	980,276

Total liabilities and shareholders’ equity	$1,877,007	$1,944,600

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income (loss)	$(6,718)	$(30,159)	$(104,976)	$42,604
Adjustments to reconcile net income (loss) to net cash provided by operating activities from continuing operations:
Income from discontinued operations before income taxes	—	—	—	(36,832)
Gain on sale of discontinued operations before income taxes	—	—	—	(84,740)
Non-cash portion of loss on extinguishment of debt	634	—	22,456	—
Depreciation, depletion and amortization	45,345	33,224	113,224	95,358
Impairments	—	35,127	71,071	36,251
Derivative contracts:
Net (gains) losses	(11,498)	(15,113)	(19,827)	(44,410)
Cash settlements	8,527	6,803	20,302	24,287
Deferred income tax benefit	(6,125)	13,882	(60,372)	6,149
Loss (gain) on the sale of property and equipment, net	229	(280)	(223)	(151)
Dry hole and unproved leasehold expense	11,376	16,983	52,457	26,501
Non-cash interest expense	1,062	2,869	5,812	9,089
Share-based compensation	1,820	1,711	5,629	6,400
Other, net	(40)	121	225	(341)
Changes in operating assets and liabilities	(5,207)	(41,962)	(2,614)	(11,290)

Net cash provided by operating activities from continuing operations	39,405	23,206	103,164	68,875

Cash flows from investing activities
Capital expenditures - property and equipment	(107,193)	(145,629)	(318,274)	(313,710)
Proceeds from the sale of PVG units, net (a)	—	—	—	139,120
Proceeds from the sale of property, plant and equipment, net	30,381	1,895	31,077	25,172
Other, net	—	—	100	1,192

Net cash (used in) provided by investing activities for continuing operations	(76,812)	(143,734)	(287,097)	(148,226)

Cash flows from financing activities
Dividends paid	(2,580)	(2,569)	(7,736)	(7,700)
Proceeds from revolving credit facility borrowings	30,000	—	30,000	—
Repayment of revolving credit facility borrowings	(15,000)	—	(15,000)	—
Proceeds from the issuance of Senior Notes due 2019	—	—	300,000	—
Repurchase of Convertible Notes	—	—	(232,963)	—
Debt issuance costs paid	(2,291)	—	(8,850)	—
Proceeds from the sale of PVG units, net (a)	—	—	—	199,125
Distributions received from discontinued operations	—	—	—	11,218
Other, net	174	299	1,148	2,143

Net cash provided by financing activities from continuing operations	10,303	(2,270)	66,599	204,786

Cash flows from discontinued operations
Net cash provided by operating activities	—	—	—	77,759
Net cash used in investing activities	—	—	—	(18,112)
Net cash used in financing activities	—	—	—	(59,647)

Net cash provided by discontinued operations	—	—	—	—

Net increase (decrease) in cash and cash equivalents	(27,104)	(122,798)	(117,334)	125,435
Cash and cash equivalents - beginning of period	30,681	327,250	120,911	79,017

Cash and cash equivalents - end of period	$3,577	$204,452	$3,577	$204,452

Supplemental disclosures of cash paid for:
Interest (net of amounts capitalized)	$(2,417)	$1,671	$17,288	$22,646
Income taxes (net of refunds received)	$529	$22,018	$433	$25,168

(a)	Net proceeds from the sale of Penn Virginia GP Holdings, L.P. (PVG) units included in investing activities is attributable to the sale of the final tranche of PVG units, which resulted in the loss of control and deconsolidation of PVG from our financial statements. Net proceeds from the sale of PVG units included in financing activities represents proceeds received from sales of our ownership interests in PVG while we still maintained control of PVG.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Reconciliation of GAAP “Net Income (loss) attributable to PVA” to Non-GAAP “Net Income (loss) attributable to PVA, as adjusted”
Net income (loss) attributable to PVA	$(6,718)	$(30,159)	$(104,976)	$14,514
Adjustments for derivatives:
Net gains included in net income (loss)	(11,498)	(15,113)	(19,827)	(44,410)
Cash settlements	8,527	6,803	20,302	24,287
Adjustment for impairments	—	35,127	71,071	36,251
Adjustment for restructuring costs	1,553	787	1,623	6,434
Adjustment for net loss (gain) on sale of assets	229	(280)	(223)	(151)
Adjustment for loss on extinguishment of debt	1,165	—	25,403	—
Adjustment for gain on sale of discontinued operations	—	—	—	(84,740)
Impact of adjustments on income taxes	11	(11,101)	(35,909)	26,157

	$(6,731)	$(13,936)	$(42,536)	$(21,658)
Less: Portion of subsidiary net income allocated to undistributed share-based compensation awards, net of taxes	—	—	—	(28)

Net loss attributable to PVA, as adjusted (a)	$(6,731)	$(13,936)	$(42,536)	$(21,686)

Net loss attributable to PVA, as adjusted, per share, diluted	$(0.15)	$(0.31)	$(0.93)	$(0.47)

Reconciliation of GAAP “Net income (loss) from continuing operations” to Non-GAAP “Adjusted EBITDAX”
Net loss from continuing operations	$(6,718)	$(30,159)	$(104,976)	$(40,490)
Income tax benefit	(6,125)	(20,637)	(60,372)	(27,024)
Interest expense	14,206	13,198	41,833	40,190
Depreciation, depletion and amortization expense	45,345	33,224	113,224	95,358
Exploration expense	19,303	22,020	68,219	37,590
Share-based compensation expense	1,820	1,711	5,629	6,400

EBITDAX	67,831	19,357	63,557	112,024
Adjustments for derivatives:
Net gains included in net income (loss)	(11,498)	(15,113)	(19,827)	(44,410)
Cash settlements	8,527	6,803	20,302	24,287
Adjustment for impairments	—	35,127	71,071	36,251
Adjustment for net loss (gain) on sale of assets	229	(280)	(223)	(151)
Adjustment for non-cash portion of loss on extinguishment of debt	634	—	22,456	—
Adjustment for other non-cash items	—	—	—	(1,238)

Adjusted EBITDAX (b)	$65,723	$45,894	$157,336	$126,763

(a)	Net income (loss) attributable to PVA, as adjusted, represents net income (loss) attributable to PVA adjusted to exclude the effects of non-cash changes in the fair value of derivatives, impairments, restructuring costs, net gains and losses on the sale of assets, loss on the extinguishment of debt, gain on sale of discontinued operations and net income of Penn Virginia Resource Partners, L.P. (PVR) allocated to unvested PVR restricted units awarded as equity compensation that are held until vesting. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Net income (loss) attributable to PVA, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss) attributable to PVA.
(b)	Adjusted EBITDAX represents net income (loss) from continuing operations before income tax expense or benefit, interest expense, depreciation, depletion and amortization expense, exploration expense and share-based compensation expense, further adjusted to exclude the effects of non-cash changes in the fair value of derivatives, impairments, net gains and losses on the sale of assets, the non-cash portion of loss on the extinguishment of debt and other non-cash items. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss) from continuing operations.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited

(dollars in millions except where noted)

We are providing the following guidance regarding financial and operational expectations for full-year 2011. These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	YTD 2011	Previous Full-Year 2011 Guidance			Revised Full-Year 2011 Guidance			Changes in 2011 Guidance			Implied Fourth 2011 Guidance
Production:
Natural gas (Bcf)	9.7	8.9	8.1	26.6	34.0	-	35.0	33.9	-	34.0	(0.1)	-	(1.0)	7.3	-	7.4
Crude oil (MBbls)	188	219	427	833	1,450	-	1,600	1,475	-	1,525	25	-	(75)	642	-	692
NGLs (MBbls)	220	253	222	695	950	-	1,050	875	-	900	(75)	-	(150)	180	-	205
Equivalent production (Bcfe)	12.2	11.7	11.9	35.8	48.5	-	50.5	48.0	-	48.5	(0.5)	-	(2.0)	12.2	-	12.7
Equivalent daily production (MMcfe per day)	135.2	128.6	129.9	131.2	132.9	-	138.4	131.5	-	132.9	(1.4)	-	(5.5)	132.4	-	137.9

Operating expenses:
Lease operating ($ per Mcfe)	$0.84	0.92	0.71	0.82	0.80	-	0.85	0.80	-	0.82	0.00	-	(0.03)	0.73	-	0.81
Gathering, processing and transportation costs ($ per Mcfe)	$0.33	0.37	0.25	0.31	0.34	-	0.35	0.30	-	0.31	(0.04)	-	(0.04)	0.26	-	0.30
Production and ad valorem taxes (percent of oil and gas revenues)	7.5%	3.9%	4.1%	5.1%	5.0%	-	6.0%	5.0%	-	5.5%	0.0%	-	(0.5%)	5.0%	-	5.5%

General and administrative:
Recurring general and administrative	$11.5	10.9	9.3	31.7	44.5	-	45.5	40.7	-	41.2	(3.8)	-	(4.3)	9.0	-	9.5
Share-based compensation	$1.8	2.0	1.8	5.6	6.5	-	7.5	7.1	-	7.6	0.6	-	0.1	1.5	-	2.0
Restructuring	$0.1	0.1	1.6	1.7	0.1	-	0.1	2.3	-	2.5	2.2	-	2.4	0.6	-	0.8
Total reported G&A	$13.4	13.0	12.6	39.0	51.1	-	53.1	50.1	-	51.3	(1.0)	-	(1.8)	11.1	-	12.3

Exploration:
Dry hole costs	$16.4	2.1	0.3	18.9	18.5	-	19.0	18.9	-	19.1	0.4	-	0.1	0.0	-	0.2
Unproved property amortization	$10.6	12.0	11.0	33.6	45.0	-	47.0	44.6	-	45.1	(0.4)	-	(1.9)	11.0	-	11.5
Other	$2.5	5.3	7.9	15.7	17.0	-	18.0	17.7	-	19.7	0.7	-	1.7	2.0	-	4.0
Total reported Exploration	$29.5	19.4	19.3	68.2	80.5	-	84.0	81.2	-	83.9	0.7	-	(0.1)	13.0	-	15.7

Depreciation, depletion and amortization ($ per Mcfe)	$2.86	2.82	3.80	3.16	3.10	-	3.25	3.55	-	3.60	0.45	-	0.35	4.67	-	4.86

Capital expenditures:
Development drilling	$36.8	82.9	88.2	207.9	253.0	-	263.0	302.9	-	307.9	49.9	-	44.9	95.0	-	100.0
Exploratory drilling	$26.9	12.9	13.4	53.2	44.0	-	50.0	59.2	-	60.2	15.2	-	10.2	6.0	-	7.0
Pipeline, gathering, facilities	$0.4	3.2	2.7	6.3	9.0	-	10.0	10.3	-	12.3	1.3	-	2.3	4.0	-	6.0
Seismic	$1.8	4.3	2.9	9.0	8.0	-	9.0	10.0	-	11.0	2.0	-	2.0	1.0	-	2.0
Lease acquisitions, field projects and other	$38.3	1.6	6.5	46.4	46.0	-	48.0	50.4	-	51.4	4.4	-	3.4	4.0	-	5.0
Total oil and gas capital expenditures	$104.2	104.9	113.7	322.8	360.0	-	380.0	432.8	-	442.8	72.8	-	62.8	110.0	-	120.0

End of period debt outstanding	$508.7	597.7	613.0	613.0
Effective interest rate	10.6%	10.5%	10.5%	10.5%
Income tax benefit rate	35.0%	35.8%	47.7%	36.5%

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

Note to Guidance Table:

The following table shows our current derivative positions.

			Weighted Average Price
	Instrument Type	Average Volume Per Day	Floor/Swap	Ceiling
		(MMBtu)	($ / MMBtu)
Natural gas:
Fourth quarter 2011	Costless collars	20,000	6.00	8.50
First quarter 2012	Costless collars	20,000	6.00	8.50
Fourth quarter 2011	Swaps	10,000	5.01
First quarter 2012	Swaps	10,000	5.10
Second quarter 2012	Swaps	20,000	5.31
Third quarter 2012	Swaps	20,000	5.31
Fourth quarter 2012	Swaps	10,000	5.10

		(barrels)	($ / barrel)
Crude oil:
Fourth quarter 2011	Costless collars	360	80.00	103.30
First quarter 2012	Collars (a)	1,000	90.00	97.00
Second quarter 2012	Collars (a)	1,000	90.00	97.00
Third quarter 2012	Collars (a)	1,000	90.00	97.00
Fourth quarter 2012	Collars (a)	1,000	90.00	97.00
First quarter 2013	Collars (a)	1,000	90.00	100.00
Second quarter 2013	Collars (a)	1,000	90.00	100.00
Third quarter 2013	Collars (a)	1,000	90.00	100.00
Fourth quarter 2013	Collars (a)	1,000	90.00	100.00
Fourth quarter 2011	Swaps	500	109.00
First quarter 2012	Swaps (a)	500	100.00
Second quarter 2012	Swaps (a)	500	100.00
Third quarter 2012	Swaps (a)	500	100.00
Fourth quarter 2012	Swaps (a)	500	100.00

(a)	Positions added in October 2011. A previous costless collar position for 500 barrels per day for calendar year 2012 at $100 x $120 per barrel was restructured as part of the consideration for the new positions. For the new collar positions, premiums of $7.63 per barrel in 2012 and $9.89 per barrel in 2013 will be paid as part of the net cash settlements during the applicable periods.

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, operating income for the fourth quarter of 2011 would increase or decrease by approximately $7.3 million. In addition, we estimate that for every $10.00 per barrel increase or decrease in the crude oil price, operating income for the fourth quarter of 2011 would increase or decrease by approximately $7.6 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in operating income exclude potential cash receipts or payments in settling these derivative positions.